SteadyLaw Group, LLP
Wade Huettel, CA Bar Number 231278 Luis Carrillo*, CA Bar Number 237540 *Also admitted in NY & NJ	501 W. Broadway, Suite 800 San Diego, CA 92101 Telephone (619) 399-3090 Telecopier (619) 330-1888 Email: info@steadylaw.com

February 27, 2008

Daniel L. Baxter
1st Home Buy and Sell Ltd.
14199 – 32A Avenue
Surrey, BC CANADA
V4P 3P4

RE:	1st HOME BUY AND SELL LTD.
Registration Statement – Post Effective Amendment to Form SB-1

Dear Mr. Baxter:

We have acted as special counsel to 1st Home Buy and Sell Ltd., a Nevada corporation (the “Company”), in connection with the preparation and filing of a Post Effective Amendment to its Form SB-1 (the “Registration Statement”) with the Securities and Exchange Commission (the “Commission”), pursuant to the Securities Act of 1933, as amended (the “Act”), relating to the offering of 3,000,000 shares (the “Shares”) of the Company's common stock, par value $.001 per share, by the selling shareholder (the “Selling Shareholder”) named in the Registration Statement.

In connection with the registration of the Shares, we have reviewed such documents and records as we have deemed necessary, and as have been available, to enable us to express an opinion on the matters covered hereby, including but not limited to the Registration Statement (including all exhibits thereto) and copies of resolutions of the Company's board of directors authorizing the issuance of the Shares and their registration pursuant to the Registration Statement.

In rendering this opinion, we have (a) assumed (i) the genuineness of all signatures on all documents examined by us, (ii) the authenticity of all documents submitted to us as originals, (iii) the conformity to original documents of all documents submitted to us as photostatic or conformed copies and the authenticity of the originals of such copies, and (iv) the legal capacity of all natural persons; and (b) relied on (i) certificates of public officials and (ii) as to matters of fact relevant to this opinion, statements and certificates of officers and representatives of the Company.

Based upon the foregoing, and subject to the limitations and qualifications set forth herein, we are of the opinion that the Shares to be sold by the Selling Shareholder are validly issued, fully paid and non-assessable shares of the Company’s common stock.

We hereby  consent  to the filing of this  opinion  as  Exhibit  5.1 to the Registration Statement and to the reference to our firm under “Legal Matters” in the related Prospectus.  In giving the foregoing consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the  Act,  or the  rules  and  regulations  of the  Securities  and  Exchange Commission.

The foregoing opinions relate only to matters of the internal law of the State of Nevada without reference to conflict of laws and to matters of federal law, and we do not purport to express any opinion on the laws of any other jurisdiction. We are attorneys admitted to practice in the States of New York, New Jersey and California. We express no opinion concerning the laws of any jurisdiction other than the laws of the United States of America and the State of Nevada. This opinion is rendered based upon our interpretation of existing law, and is not intended to speak with reference to standards hereafter adopted. Additionally, the opinions expressed herein are as of the date hereof, and we assume no obligation to update or supplement such opinions to reflect any facts or circumstances that may hereafter come to our attention or any changes in law that may hereafter occur. We express no opinion as to any tax consequences that may relate to the Shares.

Very truly yours,
STEADYLAW GROUP, LLP

/s/ LUIS CARRILLO

LC:abm	Luis Carrillo, Esq.